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                                                                  EXHIBIT 4.4(d)

                                  AMENDMENT TO
                            NOTE PURCHASE AGREEMENT


         THIS AMENDMENT TO NOTE PURCHASE AGREEMENT is made and entered into as of the 20th day of December, 1994 by and between ATMOS ENERGY CORPORATION, a Texas corporation ("Borrower"), and JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Borrower and Purchaser entered into that certain Note Purchase Agreement dated as of October 11, 1989, as amended by Amendments to Note Purchase Agreement dated November 12, 1991 and December 22, 1993 (the "Agreement"), pursuant to which Borrower sold to Purchaser its 9.76% Senior Notes in an aggregate principal amount of $30,000,000; and

         WHEREAS, Borrower and Purchaser now desire to amend the Agreement in the manner hereinafter set forth; and

         WHEREAS, Borrower has notified Purchaser that, effective December 31, 1994, Enermart, Inc., a Delaware corporation and Wholly Owned Subsidiary of Borrower, will transfer all of its assets into a Pennsylvania business trust, known as Enermart Trust, of which Enermart, Inc. is the sole certificate holder, and Borrower has requested Purchaser's consent to such transfer of assets;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


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         1.      The definition of "Subsidiary" in Section 1.02 of the
Agreement shall be, and hereby is, amended to read in its entirety as follows:

         "Subsidiary" means each corporation, trust, partnership, or association in which the Borrower owns, directly or through another such corporation, trust, partnership, or association, fifty percent or more of the voting securities. All references in the Agreements with respect to a Subsidiary organized in the form of a corporate entity shall be deemed, when appropriate, to refer also to a Subsidiary organized in the form of a trust, partnership, or association."

         2. Section 3.01(b) of the Agreement shall be, and hereby is, amended by adding the following sentence at the end of such section:

         "Enermart, Inc. is, and shall at all times be, the sole certificate holder of Enermart Trust, and Enermart Trust shall at all times be deemed a Wholly Owned Subsidiary under the Agreements and shall be bound by all applicable provisions of the Agreements."

         3. Purchaser, by its execution of this Amendment to Note Purchase Agreement, hereby consents to the transfer of the assets of Enermart, Inc. to Enermart Trust as described above.

         4. Except to the extent amended or modified herein, the Agreement is, and shall continue, in full force and effect in accordance with the terms and provisions thereof.

         5. This Amendment to Note Purchase Agreement may be executed in multiple counterparts, all of which shall constitute one instrument.





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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to
Note Purchase Agreement effective as of the date first written above.

ATMOS ENERGY CORPORATION               JOHN HANCOCK MUTUAL LIFE
                                       INSURANCE COMPANY


By: /s/ JAMES F. PURSER                By: /s/ MARILYN O. BOSS
    -------------------                    -------------------
    James F. Purser                            Marilyn O. Boss
    Executive Vice President and               Investment Officer
    Chief Financial Officer





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